As filed with the Securities and Exchange Commission on January 8, 1999
                                             Registration No. 333-
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM S-8
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                             BOSTONFED BANCORP, INC.
   (exact name of registrant as specified in its certificate of incorporation)

          DELAWARE                       5048                    52-1940834
(state or other jurisdiction of    (Primary Standard            (IRS Employer
incorporation or organization)  Classification Code Number)  Identification No.)

                          17 NEW ENGLAND EXECUTIVE PARK
                         BURLINGTON, MASSACHUSETTS 01803
                                 (781) 273-0300
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                           BOSTON FEDERAL SAVINGS BANK
                EMPLOYEES' SAVING & PROFIT SHARING PLAN AND TRUST
                                       and
                             BROADWAY NATIONAL BANK
               EMPLOYEES' SAVINGS & PROFIT SHARING PLAN AND TRUST
                            (Full Title of the Plans)
                     ----------------------------------------

                                                COPIES TO:
DAVID P. CONLEY                                 LAWRENCE M.F. SPACCASI, ESQUIRE
EXECUTIVE VICE PRESIDENT                        LESLIE A. MURPHY, ESQUIRE
17 NEW ENGLAND EXECUTIVE PARK                   MULDOON, MURPHY & FAUCETTE LLP
BURLINGTON, MASSACHUSETTS 60123                 5101 WISCONSIN AVENUE, N.W.
(781) 273-0300                                  WASHINGTON, D.C.  20016
(Name, address, including zip code, and         (202) 362-0840
telephone number, including area code, of agent for service)

        If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the
             Securities Act of 1933, check the following box. / X /
                                                              ----

=====================================================================================================
                                              Proposed Maximum     Estimated Maximum      Amount of
   Title of each Class of     Amount to be    Purchase Price Per   Aggregate Offering   Registration
Securities to be Registered   Registered (1)      Share(2)             Price(3)              Fee
-----------------------------------------------------------------------------------------------------
    Common Stock
   $.01 par Value                 228,342          $17.8125           $4,067,351             $1,131
-----------------------------------------------------------------------------------------------------
Participation Interests in
     Boston Plan                    (4)                               Indeterminate           (5)
-----------------------------------------------------------------------------------------------------
Participation Interests in          (4)                               Indeterminate           (5)
    Broadway Plan
=====================================================================================================
(1)Pursuant  to 17 C.F.R. Section 230.457(h), where securities are to be offered pursuant to an employee  benefit plan,  the aggregate  offering price and the amount of the  registration fee shall be computed with respect to the maximum number of the registrant's  securities that may be purchased with the current assets of such plan.
(2)The  average  of the high and low  prices ($17.8125) of the  common  stock of
   BostonFed  Bancorp,  Inc.  ("Common Stock") on the American Stock Exchange on
   January 5, 1999, in  accordance  with Rule 457(c) under the Securities Act of
   1933, as amended (the "Securities Act").
(3)Estimated solely for the purpose of calculating the registration fee.
(4)In  addition,  pursuant  to  Rule  416(c)  under  the  Securities  Act,  this registration statement also covers an indeterminate amount of interests to be offered or sold  pursuant to each of the employee  benefit  plans (the Boston
   Plan and the Broadway Plan) described herein.
(5)Pursuant to Rule 457(h)(2), no separate fee is required for the participation interests.

THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE IMMEDIATELY UPON FILING IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED, (THE "SECURITIES ACT") AND 17 C.F.R. Section 230.462.

Number of Pages 13
Exhibit Index begins on Page 10

BOSTONFED BANCORP, INC.

PART I     INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

ITEMS 1 & 2. BostonFed Bancorp, Inc. is the holding company for two separate subsidiaries, Boston Federal Savings Bank and Broadway National Bank. The documents containing the information for Boston Federal Savings Bank Employees' Savings & Profit Sharing Plan and Trust (the "Boston Plan") or the Broadway National Bank Employees' Savings & Profit Sharing Plan and Trust (the "Broadway Plan") required by Part I of the Registration Statement will be sent or given to the respective participants in the Plans as specified by Rule 428(b)(1). Such documents are not filed with the Securities and Exchange Commission (the "SEC") either as a part of this Registration Statement or as a prospectus or prospectus supplement pursuant to Rule 424 in reliance on Rule 428.

PART II   INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.  INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The following documents filed or to be filed with the SEC are incorporated by reference in this Registration Statement:

      (a) BostonFed Bancorp, Inc.'s (the "Company" or "Corporation") Report on Form 10-K for the fiscal year ended December 31, 1997, which includes the consolidated balance sheets of the Company and subsidiaries as of December 31, 1997 and December 31, 1996, including the related consolidated statements of income, changes in stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1997, together with related notes and the report of KPMG Peat Marwick LLP, independent accountants, dated January 20, 1998, as filed with the SEC (File No. 1-13936) on March 31, 1998.

      (b) The Plan's annual report on Form 11-K for the fiscal year ended December 31, 1997, which includes the statement of net assets available for plan benefits of the Plan as of December 31, 1997 and December 31, 1996, and the related statements of income and changes in plan equity for each year of the three year period ended December 31, 1997, together with related notes and schedules as required by ERISA filed with the SEC on January 8, 1999.

      (c) The Form 10-Q reports (File No. 1-13936) filed by the Company for the quarters ended March 31, June 30, and September 30, 1998, filed with the SEC on May 15, August 14 and November 16, 1998, respectively.

      (d) The description of Registrant's Common Stock contained in Registrant's Form 8-A (File No. 1-13936), as filed with the SEC pursuant to Section 12(b) of the Securities Exchange Act of 1934 (the "Exchange Act"), and rule 12b-15 promulgated thereunder on August 8, 1995.

      (e) All documents filed by the Company and the Plans, where applicable, pursuant to Section 13(a) and (c), 14 or 15(d) of the Exchange Act after the date hereof and prior to the filing of a post-effective amendment which deregisters all securities then remaining unsold.

       ANY STATEMENT CONTAINED IN THIS REGISTRATION STATEMENT, OR IN A DOCUMENT INCORPORATED OR DEEMED TO BE INCORPORATED BY REFERENCE HEREIN, SHALL BE DEEMED TO BE MODIFIED OR SUPERSEDED FOR PURPOSES OF THIS REGISTRATION STATEMENT TO THE EXTENT THAT A STATEMENT CONTAINED HEREIN, OR IN ANY OTHER SUBSEQUENTLY FILED DOCUMENT WHICH ALSO IS INCORPORATED OR DEEMED TO BE INCORPORATED BY REFERENCE HEREIN, MODIFIES OR SUPERSEDES SUCH STATEMENT. ANY SUCH STATEMENT SO MODIFIED OR SUPERSEDED SHALL NOT BE DEEMED, EXCEPT AS SO MODIFIED OR SUPERSEDED, TO CONSTITUTE A PART OF THIS REGISTRATION STATEMENT.

ITEM 4.  DESCRIPTION OF SECURITIES

      The Common Stock to be offered pursuant to the Plans has been registered pursuant to Section 12 of the Exchange Act. Accordingly, a description of the Common Stock is not required herein.

ITEM 5.  INTERESTS OF NAMED EXPERTS AND COUNSEL

      None.

ITEM 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS AND PLAN ADMINISTRATOR.

      Directors and officers of the Registrant are indemnified and held harmless against liability to the fullest extent permissible by the general corporation law of Delaware as it currently exists or as it may be amended provided any such amendment provides broader indemnification provisions than currently exists. This indemnification applies to the Plan Administrators who administer the Plans.

      In accordance with the General Corporation Law of the State of Delaware (being Chapter 1 of Title 8 of the Delaware Code), Articles 10 and 11 of the Registrant's Certificate of Incorporation provide as follows:

TENTH:

            A. Each  person  who was or is made a party or is  threatened  to be made a party to or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a "proceeding"), by reason of the fact that he or she is or was a Director or an Officer of the Corporation or is or was serving at the request of the Corporation as a Director, Officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan (hereinafter an "indemnitee"), whether the basis of such proceeding is alleged action in an official capacity as a Director, Officer, employee or agent or in any other capacity while serving as a Director, Officer, employee or agent, shall be indemnified and held harmless by the
      Corporation to the fullest extent authorized by the Delaware General Corporation Law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than such law permitted the Corporation to provide prior to such amendment), against all expense, liability and loss (including attorneys' fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by such indemnitee in connection therewith; provided, however, that, except as provided in Section C hereof with respect to proceedings to enforce rights to indemnification, the Corporation shall indemnify any such indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the Board of Directors of the Corporation.

            B. The right to indemnification conferred in Section A of this Article TENTH shall include the right to be paid by the Corporation the expenses incurred in defending any such proceeding in advance of its final disposition (hereinafter and "advancement of expenses"); provided, however, that, if the Delaware General Corporation Law requires, an advancement of expenses incurred by an indemnitee in his or her capacity as a Director or Officer (and not in any other capacity in which service was or is rendered by such indemnitee, including, without limitation, services to an employee benefit plan) shall be made only upon delivery to the Corporation of an undertaking (hereinafter an "undertaking"), by or on behalf of such indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal (hereinafter a "final adjudication") that such indemnitee is not entitled to be indemnified for such expenses under this Section or otherwise. The rights to indemnification and to the advancement of expenses conferred in Sections A and B of this Article TENTH shall be contract rights and such rights shall continue as to an indemnitee who has ceased to be a Director, Officer, employee or agent and shall inure to the benefit of the indemnitee's heirs, executors and administrators.

            C. If a claim under Section A or B of this Article TENTH is not paid in full by the Corporation within sixty days after a written claim has been received by the Corporation, except in the case of a claim for an advancement of expenses, in which case the applicable period shall be twenty days, the indemnitee may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim. If successful in whole or in part in any such suit, or in a suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the indemnitee shall be entitled to be paid also the expenses of prosecuting or defending such suit. In (i) any suit brought by the indemnitee to enforce a right to indemnification hereunder (but not in a suit brought by the indemnitee to enforce a right to an advancement of expenses) it shall be a defense that, and (ii) in any suit by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking the Corporation shall be entitled to recover such expenses upon a final adjudication that, the indemnitee has not met any applicable standard for indemnification set forth in the Delaware General Corporation Law. Neither the failure of the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such suit that indemnification of the indemnitee is proper in the circumstances because the indemnitee has met the applicable standard of conduct set forth in the Delaware General Corporation Law, nor an actual determination by the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) that the indemnitee has not met such applicable standard of conduct, shall create a presumption that the indemnitee has not met the applicable standard of conduct or, in the case of such a suit brought by the indemnitee, be a defense to such suit. In any suit brought by the indemnitee to enforce a right to indemnification or to an advancement of expenses hereunder, or by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the indemnitee is not entitled to be indemnified, or to such advancement of expenses, under this Article TENTH or otherwise shall be on the Corporation.

            D. The rights to indemnification and to the advancement of expenses conferred in this Article TENTH shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, the Corporation's Certificate of Incorporation, Bylaws, agreement, vote of stockholders or Disinterested Directors or otherwise.

            E. The Corporation may maintain insurance, at its expense, to protect itself and any Director, Officer, employee or agent of the Corporation or subsidiary or Affiliate or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the Delaware General Corporation Law.

            F. The Corporation may, to the extent authorized from time to time by the Board of Directors, grant rights to indemnification and to the advancement of expenses to any employee or agent of the Corporation to the fullest extent of the provisions of this Article TENTH with respect to the indemnification and advancement of expenses of Directors and Officers of the Corporation.

      ELEVENTH: A Director of this Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a Director, except for liability: (i) for any breach of the Director's duty of loyalty to the Corporation or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) under Section 174 of the Delaware General Corporation Law; or (iv) for any transaction from which the Director derived an improper personal benefit. If the Delaware General Corporation Law is amended to authorize corporate action further eliminating or limiting the personal liability of Directors, then the liability of a Director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended.

      Any repeal or modification of the foregoing paragraph by the stockholders of the Corporation shall not adversely affect any right or protection of a Director of the Corporation existing at the time of such repeal or modification.

      The Registrant is also permitted to maintain directors' and officers' liability insurance covering its directors and officers and has obtained a directors' and officers' liability and corporation reimbursement policy which (subject to certain limits and deductibles) (i) insures officers and directors of the Registrant against loss arising from certain claims made against them by reason of their being such directors or officers, and (ii) insures the Registrant against loss which it may be required or permitted to pay as indemnification due its directors or officers for certain claims.

      Insofar as indemnification for liabilities arising under the Securities Act of 1933 ("Securities Act") may be permitted to directors, officers or persons controlling the Registrant, the Registrant has been informed that in the opinion of the Commission that such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

ITEM 7.   EXEMPTION FROM REGISTRATION CLAIMED.

      Not applicable.

ITEM 8.   LIST OF EXHIBITS.

      The following exhibits are filed with or incorporated by reference into this Registration Statement on Form S-8 (numbering corresponds generally to Exhibit Table in Item 601 of Regulation S-K):

      4        Stock Certificate of BostonFed Bancorp, Inc. 1

      8 Tax Opinion not required. The Registrant has submitted or hereby undertakes to submit the plans and any amendment thereto to the Internal Revenue Service ("IRS") in a timely manner and has made or will make all changes required by the IRS in order to qualify the plans.

      23.1     Consent of KPMG Peat Marwick LLP.

      24       Power of Attorney is located on the signature pages.
--------------------------
1 Incorporated herein by reference from the Exhibit of the same number contained in the Registration Statement on Form S-1 (SEC No. 33-94860), as amended, filed with the SEC on July 21, 1995 and declared effective on September 11, 1995.

ITEM 9.   UNDERTAKINGS

      The undersigned Registrant hereby undertakes:

      (1) To file, during any period in which it offers or sells securities, a post-effective amendment to this Registration Statement to:

            (i) Include any Prospectus required by Section 10(a)(3) of the Securities Act;

            (ii) Reflect in the Prospectus any facts or events which, individually or together, represent a fundamental change in the information in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

            (iii) Include any additional or changed material  information on the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement unless the information required by (i) and (ii) is contained in periodic reports filed by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference into this Registration Statement;

      (2) For determining liability under the Securities Act, to treat each post-effective amendment as a new Registration Statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering thereof.

      (3) To file a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the Offering.

      (4) That, for purposes of determining any liability under the Securities Act, each filing of the Registrant's or the Plan's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      Insofar as indemnification for liabilities arising under the Securities Act may be permitted to trustees, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a trustee, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such trustee, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act will be governed by the final adjudication of such issue.

                                   SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, BostonFed Bancorp, Inc. certifies that is has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Burlington, Massachusetts on January 8, 1999.


                                      BOSTONFED BANCORP, INC.


                                      By:/s/ David F. Holland
                                         ---------------------------------------
                                         David F. Holland
                                         Chairman, President and Chief
                                         Executive Officer


      Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

      KNOW ALL MEN BY THESE PRESENT, that each person whose signature appears below (other than Mr. Holland) constitutes and appoints David F. Holland and Mr. Holland appoints David P. Conley, as the true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities to sign any or all amendments to the Form S-8 Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the U.S. Securities and Exchange Commission, respectively, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and things requisite and necessary to be done as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

    Name                        Title                               Date
    ----                        -----                               ----

/s/ David F. Holland            Chairman, President and        January 8, 1999
----------------------------    Chief Executive Officer
David F. Holland                (principal executive officer)



/s/ David P. Conley             Director, Executive Vice       January 8, 1999
----------------------------    President, Assistant
David P. Conley                 Treasurer and Assistant
                                Secretary



/s/ John A. Simas               Executive Vice President,      January 8, 1999
-----------------------------   Chief Financial Officer and
John A. Simas                   Secretary
                                (principal accounting and
                                financial officer)

/s/ Edward P. Callahan          Director                       January 8, 1999
-----------------------------
Edward P. Callahan


/s/ Richard J. Dennis, Sr.      Director                       January 8, 1999
-----------------------------
Richard J. Dennis, Sr.


/s/ Charles R. Kent             Director                       January 8, 1999
------------------------------
Charles R. Kent


/s/ W. Robert Mill              Director                       January 8, 1999
------------------------------
W. Robert Mill


/s/ Irwin W. Sizer, M.D.        Director                       January 8, 1999
------------------------------
Irwin W. Sizer, M.D.


THE BOSTON PLAN.

    Pursuant to the requirements of the Securities Act of 1933, the trustees (or other persons who administer the Boston Federal Savings Bank Employees' Savings and Profit Sharing Plan and Trust) have duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Burlington, Massachusetts on January 8, 1999.

                                BOSTON FEDERAL SAVINGS BANK EMPLOYEES' SAVINGS & PROFIT SHARING PLAN AND TRUST


                               By:  /s/ David P. Conley
                                    --------------------------------------------
                                    David P. Conley
                                    President of Boston Federal Savings Bank


                                    /s/ John A. Simas
                                    --------------------------------------------
                                    John A. Simas
                                    Executive Vice President, Chief Financial
                                    Officer and Secretary of Boston Federal
                                    Savings Bank


                                    /s/ Janice M. Forster
                                    --------------------------------------------
                                    Janice M. Forster
                                    Senior Vice President of Boston Federal
                                    Savings Bank

                               For: Boston Federal Savings Bank Employees'
                                    Savings & Profit Sharing Plan and Trust
                                    Administrative Committee Plan Administrators

THE BROADWAY PLAN.

    Pursuant to the requirements of the Securities Act, the trustees (or other persons who administer the Broadway Plan) have duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Burlington, Massachusetts on January 8, 1999.

                                BROADWAY NATIONAL BANK



                               By:  /s/ David P. Conley
                                    --------------------------------------
                                    David P. Conley
                                    President of Broadway National Bank

                               For: Broadway National Bank

                                    /s/ David P. Conley
                                    --------------------------------------
                                    Plan Administrator


                                  EXHIBIT INDEX
                                  -------------


                                                                                                 Sequentially
                                                                                                   Numbered
                                                                                                     Page
 Exhibit No.     Description            Method of Filing                                           Location
------------     ------------------     ----------------------------------------------------      ----------

      4          Stock Certificate of   Incorporated herein by reference from the Exhibits             --
                 BostonFed Bancorp,     of the Registrant's Registration Statement on Form
                 Inc.                   S-1 filed with the SEC and declared effective on
                                        August 8, 1995.

    23.1         Consent KPMG           Filed herewith.                                                11
                 Peat Marwick LLP.

     24          Power of Attorney      Located on the signature page.                                 --
